EXHIBIT 99.2

                     ATWOOD OCEANICS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
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

                                                       Three Months Ended               Year Ended
                                                          September 30,                September 30,
                                                        2002          2001          2002          2001
                                                            (Unaudited)                 (Unaudited)


REVENUES
    Contract drilling ............................   $  30,781     $  35,694     $ 149,157     $ 147,541

COSTS AND EXPENSES
    Contract drilling ............................      16,176        16,826        75,088        70,014
    Depreciation .................................       5,381         5,976        23,882        25,579
    General and administrative ...................       2,580         2,229        10,080         9,250
                                                        24,137        25,031       109,050       104,843

OPERATING INCOME .................................       6,644        10,663        40,107        42,698

OTHER INCOME (EXPENSE)
    Interest expense .............................        (271)         (416)       (1,658)       (2,939)
    Investment income ............................         128           132           328         1,362
                                                          (143)         (284)       (1,330)       (1,577)

INCOME BEFORE INCOME TAXES .......................       6,501        10,379        38,777        41,121

PROVISION FOR INCOME TAXES (Note 1)...............       (664)         2,588        10,492        13,775

NET INCOME .......................................   $   7,165     $   7,791     $  28,285     $  27,346

EARNINGS PER COMMON SHARE
     Basic .......................................   $    0.52     $    0.56     $    2.04     $    1.98
     Diluted .....................................   $    0.51     $    0.56     $    2.02     $    1.96
AVERAGE COMMON SHARES OUTSTANDING
     Basic .......................................      13,845        13,832        13,839        13,828
     Diluted .....................................      13,928        13,912        13,994        13,978

     Note (1) Net income for the fourth quarter and year was enhanced by $2.3 million or $.16 per diluted share from a foreign income tax credit benefit generated in the quarter ended September 30, 2002.